UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CENTRAL GARDEN & PET COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1)0-11.

CENTRAL GARDEN & PET COMPANY
1340 Treat Blvd., Suite 600
Walnut Creek, California 94597
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, February 13, 2024, 10:30 A.M. Pacific Time
To the Shareholders:
The Annual Meeting of Shareholders of Central Garden & Pet Company will be held virtually over the Internet on Tuesday, February 13, 2024, at 10:30 A.M. Pacific Time for the following purposes:
(1)	To elect nine directors;
(2)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 28, 2024; and
(3)	To transact such other business as may properly come before the Annual Meeting.
Only holders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M. Pacific time, December 15, 2023, will be entitled to vote at the Annual Meeting and any adjournment thereof. Holders of Class A Common Stock are welcome to participate in the Annual Meeting. A complete list of the Company’s shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for 10 days prior to the Annual Meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California, 94597.
Shareholders may participate and vote shares electronically at the virtual Annual Meeting and submit questions by following the instructions at www.virtualshareholdermeeting.com/CENT2024.
Except for those shareholders who have already requested printed copies of the Company’s proxy materials, the Company is furnishing proxy materials for the Annual Meeting to shareholders through the Internet. On or about December 28, 2023, the Company mailed to shareholders on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). Certain shareholders who previously requested email notice in lieu of mail received the Notice by email. If a shareholder received a Notice by mail or email, that shareholder will not receive a printed copy of the proxy materials unless such shareholder specifically requests one. Instead, the Notice instructs shareholders on how to access and review all of the important information contained in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 (which the Company posted on the Internet on December 28, 2023), as well as how to submit proxies over the Internet. The Company believes that mailing or emailing the Notice and posting other materials on the Internet allow it to provide shareholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If a shareholder received the Notice and would still like to receive a printed copy of the proxy materials, such shareholder may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com.
Whether or not you plan to participate in the Annual Meeting, please vote as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the Annual Meeting.
Dated: December 28, 2023
By Order of the Board of Directors

Joyce M. McCarthy, Secretary

CENTRAL GARDEN & PET COMPANY
1340 Treat Blvd., Suite 600
Walnut Creek, California 94597

PROXY STATEMENT
The Board of Directors of Central Garden & Pet Company (the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders on February 13, 2024 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and, in the case of holders of Common Stock and Class B Stock, the form of proxy, were first sent to shareholders on or about December 28, 2023. Holders of Class A Common Stock will receive this proxy statement but will not be entitled to vote at the Annual Meeting of Shareholders or any adjournment thereof.
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2023) by posting them on the Internet on December 28, 2023. Therefore, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its shareholders. Starting on the date of distribution of the Notice, all shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If a Class B or Common shareholder requests printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.
If a Class B or Common shareholder holds shares in its own name as a shareholder of record, such Class B or Common shareholder may vote shares at the Annual Meeting or by proxy. The platform for the virtual Annual Meeting includes functionality that affords validated shareholders the same meeting participation rights and opportunities they would have at an in-person meeting. Instructions to access and log-in to the virtual Annual Meeting are provided below, and once admitted, shareholders may view reference materials such as our list of shareholders as of the record date, submit questions and (for Class B or Common shareholders) vote their shares by following the instructions that will be available on the meeting website. To vote by proxy, Class B or Common shareholders should vote in one of the following ways:
•	Via the Internet. Class B or Common shareholders may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.
•
By Telephone. If a Class B or Common shareholder received proxy materials or requested printed copies by mail, such Class B or Common shareholder located in the United States may vote by calling the toll-free number found on the proxy card.

•
By Mail. If a Class B or Common shareholder received proxy materials or requested printed copies by mail, such Class B or Common shareholder may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect the right of Class B or Common shareholders to vote shares during the Meeting—by voting during the Meeting such Class B or Common shareholders automatically revoke their proxy. Class B or Common shareholders may also revoke a proxy at any time before the applicable voting deadline by giving the Company’s Secretary written notice of revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (the latest telephone or Internet proxy is the one that will be counted).
If you vote by proxy, the individuals named as proxyholders will vote the shares as instructed. If a Class B or Common shareholder votes shares over the telephone, such Class B or Common shareholder must select a voting option (“For” or “Withhold” (for directors) and “For,” “Against” or “Abstain” (for Proposal Two) in order for the proxy to be counted on that matter. If a Class B or Common shareholder validly votes shares over the Internet or by mail but does not provide any voting instructions, the individuals named as proxyholders will vote such shares FOR the election of the nominees for director and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2024.
If shares are registered in street name, Class B or Common shareholders must vote shares in the manner prescribed by the broker, bank or other nominee. In most instances, a Class B or Common shareholder can do this over the telephone or Internet, or if a Class B or Common shareholder has received or requested a hard copy of the proxy statement and accompanying voting instruction form, the Class B or Common shareholder may mark, sign, date and mail the voting instruction form in the envelope the broker, bank or other nominee provides. The materials that were sent to Class B or Common shareholders have specific instructions for how to submit votes and the deadline for doing so. If a Class B or Common shareholder would like to revoke its proxy, such Class B or Common shareholder must follow the broker, bank or other nominee’s instructions on how to do so. If a Class B or Common shareholder wishes to vote at the Annual Meeting, such Class B or Common shareholder may vote their shares by participating in the Annual Meeting and voting their shares over the Internet.
Access and Log-In Instructions for Virtual Annual Meeting
To be admitted to the Annual Meeting, go to https://www.virtualshareholdermeeting.com/CENT2024 and enter the 16-digit control number on your notice of internet availability of proxy materials or proxy card previously distributed to shareholders. Online access to the Annual Meeting will open at 10:15 a.m. Pacific Time to allow time for shareholders to log-in prior to the start of the live audio webcast of the Annual Meeting at 10:30 a.m. Pacific Time. The virtual meeting platform is widely supported across most browsers and devices running the most updated version of applicable software and plugins. Participants, however, should allow sufficient time prior to the start of the meeting to log-in and ensure that they can hear streaming audio prior to the start of the meeting. If any log-in difficulties are encountered, please call the technical support number on the log-in page. It is important that shareholders read the proxy materials that were previously distributed, and we strongly encourage Class B and Common shareholders to vote in advance of the Annual Meeting, even if they are planning to log in and participate through the internet.
VOTING SECURITIES
Only shareholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M. Pacific Time, December 15, 2023, will be entitled to vote at the Annual Meeting.
As of the close of business on December 15, 2023, there were outstanding 11,077,612 shares of Common Stock of the Company, entitled to one vote per share, and 1,602,374 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. There were also outstanding 41,047,531 shares of Class A Common Stock, which generally have no voting rights unless otherwise required by Delaware law. Holders of Common Stock and Class B Stock will vote together on all matters presented to the shareholders for their vote or approval at the Annual Meeting.
The holders of not less than a majority of the shares of Common Stock and Class B Stock of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy at the Annual Meeting will be tabulated by the election inspector appointed for the Annual Meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. Under the General Corporation Law of the State of Delaware, shareholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and we will not independently provide shareholders with any such right.
With regard to the election of directors, votes may be cast “For” or “Withhold” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors will be elected by a plurality of the votes of the shares present in person, voted or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election. The other matters submitted for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Abstentions are included in the determination of shares present for quorum purposes.
If a shareholder’s shares are held in street name and the shareholder does not instruct his or her broker how to vote the shares, the brokerage firm, in its discretion, may either leave the shares unvoted or vote the shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent a shareholder’s brokerage firm votes shares on the shareholder’s behalf on that proposal, the shares also will be counted as present for the purpose of determining a quorum.
Householding of Materials
In order to reduce printing and postage costs for shareholders who request a printed copy of the proxy materials, only one Annual Report and one Proxy Statement will be mailed to multiple shareholders who request a printed copy of the proxy materials sharing an address unless we receive contrary instructions from one or more of the shareholders sharing an address. This practice is commonly referred to as “householding.” If your household has received only one Annual Report and one Proxy Statement, we will promptly deliver a separate copy of the Annual Report and the Proxy Statement to any shareholder who sends a written request to Investor Relations at our executive offices, which are located at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or calls (925) 948-4000 and requests such a delivery. If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to our executive offices, or call (925) 948-4000 with such a request.

PROPOSAL ONE
ELECTION OF DIRECTORS
The persons named below are nominees for director to serve until the next annual meeting of shareholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors. Daniel P. Myers is not standing for re-election. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.
Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
William E. Brown(2)(4)	82	Chairman of the Board of the Company from 1980 until February 2018 and since September 2019 and Chief Executive Officer from 1980 to 2003 and from 2007 until 2013.	1980

Mr. Brown founded the Company and has extensive management and leadership experience and a deep knowledge of the lawn and garden and pet supplies industries and the financial and operational issues faced by the Company.

Courtnee Chun(3)(4)	49
Ms. Chun serves as Senior Advisor to Liberty Media Corporation. Until January 2023, she was Chief Portfolio Officer for Liberty Media Corporation, Qurate Retail. Inc., Liberty TripAdvisor Holdings, Inc., Liberty Broadband Corporation and GCI Liberty, having joined Liberty Media in February 2008. Previously, Ms. Chun served as VP Opportunity Development at Level 3, Chief Financial Officer at New Global Telecom and prior to these roles received extensive transaction experience through corporate development work at FirstWorld Communications and investment banking at JP Morgan. She previously was a director of HSN, Inc., Expedia Group, Inc., and LendingTree, Inc.
			2021

Ms. Chun has broad based experience in a number of industries including eCommerce, media, technology and direct-to-consumer marketing and a strong background in M&A, portfolio management and investor relations.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
Lisa Coleman(1)(3)(5)	53
Ms. Coleman has more than 25 years of experience in talent management and development including executive coaching, leadership development, leadership and succession planning and talent acquisition. Since January 2010, she has provided executive career coaching and board advisory through her firm Lisa Coleman Advisory Services. Before starting her firm, Ms. Coleman served as Managing Director, Head of Leisure and Hospitality Practice, member of the Consumer and Private Equity Practices and Head of Research Americas at Russell Reynolds Associates where she led business development, executive search and organization assessments for consumer sector clients. Prior to that she served as the Human Capital Partner at Maveron, a venture capital firm and spent five years at Korn/Ferry International as Partner, Retail Practice and Head of eCommerce.
			2021

Ms. Coleman has expertise in CEO and senior management succession planning, human capital management, leadership development and talent acquisition and brings broad-based experience in a number of industries including leisure and hospitality, private equity, retail and eCommerce.

Brendan P. Dougher(3)	61	Mr. Dougher served in executive roles at PricewaterhouseCoopers LLP (“PwC”) for 36 years, including as Managing Partner of the NY Metro Region of PwC from July 2006 until June 2019 and most recently as Managing Partner of the US Cyber Security & Privacy Practice from January 2019 to September 2019.	2020

As a former senior partner of one of the Big Four audit firms, Mr. Dougher has strong leadership experience in a wide variety of financial matters including reporting, governance, strategy and regulatory matters.

Michael J. Griffith(1)(4)(5)	66
Mr. Griffith served as Vice Chairman of Activision Blizzard, Inc., a worldwide online, personal computer, console, handheld, and mobile game publisher, from March 2010 to August 2016 and served as President and Chief Executive Officer of Activision Publishing, Inc. (prior to merger with Blizzard Entertainment, Inc.), from June 2005 to March 2010. Previously, he served in various executive positions at the Procter & Gamble Company, a multinational consumer goods corporation, including as President of the Global Beverage Division, Vice President and General Manager of Coffee Products, and Vice President and General Manager of Fabric & Home Care-Japan and Korea and Fabric & Home Care Strategic Planning-Asia. Mr. Griffith is also a director of Dave & Buster’s Entertainment, Inc.
			2019

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

As a former senior executive of one of the leading multinational consumer products companies, Mr. Griffith brings extensive experience leading and managing many aspects of large consumer products companies.

Christopher T. Metz	58
Mr. Metz served as a director and Chief Executive Officer of Vista Outdoor Inc. from October 2017 through January 2023. Prior to joining Vista Outdoor Inc., he served as President and Chief Executive Officer of Arctic Cat Inc., a manufacturer of all-terrain vehicles, recreational off-road vehicles and snowmobiles, from December 2014 to March 2017. Mr. Metz served as a Managing Director of Sun Capital Partners, Inc., a global private equity firm, from 2005 to July 2014. Prior to joining Sun Capital, he worked for Black & Decker, a manufacturer of power tools, accessories, hardware, home improvement products, and technology based fastening systems, for over 13 years, serving in a variety of capacities, including President of its Hardware and Home Improvement Group from 1999 to 2005. Mr. Metz also served as a director of Achushnet Holdings Corp., a performance-driven golf company, from 2015 to 2017.
			2019

		Mr. Metz has extensive experience leading global consumer products companies and proven leadership, strategic decision making, and business performance skills and a background in private equity.

Brooks M. Pennington III(2)(4)	69
Mr. Pennington is co-owner of Pennington & Pennington, LLC, which provides management services for family entities involved in real estate development, student housing, timber production, farming, market investments and other businesses. He served as the Company's Chairman from February 2018 to September 2019 and was Director of Special Projects for the Company from October 2006 through March 2023. From 1994 through September 2006, he was the President and Chief Executive Officer of Pennington Seed, Inc., a business which was acquired by the Company in 1998. Mr. Pennington also serves on the boards of several private companies and was a member of the Board of Trustees of the University of North Georgia from July 2005 through June 2023.
			1998

		Mr. Pennington has over 45 years of work experience in the lawn and garden industry, including 12 years as the former Chief Executive Officer of Pennington Seed, Inc.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
John R. Ranelli(4)(5)	77
Mr. Ranelli served as the Company’s Chief Executive Officer from February 2013 to May 2016 and as Acting Principal Financial Officer from February 2016 to September 2016. He served as Chairman of the Board of Woolrich, Inc., a global apparel and accessories company, from 2011 until November 2016, and also served as Chief Executive Officer from March 2012 until October 2012. From 2008 to 2012, Mr. Ranelli was engaged in pursuing corporate acquisition opportunities while advising companies and private equity firms. From 2007 to 2008, he was Chief Executive Officer and President of Mikasa, Inc., a global dinnerware, crystal and home accessories company. From 1999 to 2006, Mr. Rannelli served as Chairman, Chief Executive Officer and President of FGX International, an optical and jewelry company. Previously, he served in senior executive capacities with Stride Rite Corporation, Deckers Outdoor Corporation, TLC Beatrice and The Timberland Company. Mr. Ranelli serves on the Board of OrthoLite Holdings, LLC and is a member of the Massachusetts General Hospital Cancer Center Advisory Board. He was a member of the Trilantic Capital Partners Advisory Board from 2017 to 2020.
			2010

As a former Chief Executive Officer of the Company and an experienced chief executive officer of consumer products companies and a chairman and director of public and private equity owned companies, Mr. Ranelli has deep knowledge about the Company and extensive experience leading and managing all aspects of mid-sized to large consumer products companies.

Mary Beth Springer(5)	59
Ms. Springer has been the Interim Chief Executive Officer of the Company since October 2023. From October 2020 until her appointment as Interim CEO, she served as the Company’s lead independent director. From 2009 to 2011, Ms. Springer served as Executive Vice President and General Manager of the Clorox Company. She served as Clorox’s Group Vice President – Strategy and Growth from 2007 until 2009. Ms. Springer was Group Vice President and General Manager, Specialty Division from 2005 to 2007 and Vice President and General Manager, Glad Products Business Unit from 2002 through 2004. She joined Clorox in 1990 as associate marketing manager for household products and subsequently held marketing positions of increasing responsibility. Ms. Springer also serves as an independent director of Amy’s Kitchen, a privately held organic food company and previously served as a director of Nature’s Sunshine Products, Inc., a natural health and wellness company.
			2013

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

As a former senior executive of one of the country’s leading consumer products companies, Ms. Springer brings significant experience in general management, marketing, sales and branding and many other aspects of the operations of a public consumer products company.

(1)	Member of Compensation Committee.
(2)	Member of Executive Committee.
(3)	Member of Audit Committee.
(4)	Member of Investment Committee.
(5)	Member of Talent, Capabilities & Succession Committee.
Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

FURTHER INFORMATION CONCERNING
THE BOARD OF DIRECTORS
Board Independence
Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rule 5605, the Board of Directors determined that each of Messrs. Dougher, Griffith, Metz and Ranelli and Mses. Chun and Coleman met the standards of independence established by the NASDAQ. Ms. Springer was also determined independent until assuming the role of Interim Chief Executive Officer in October 2023.
Board Leadership Structure
Under our current leadership structure, the Company has separated the roles of Chairman and Chief Executive Officer. Mr. Brown serves as Chairman, and Ms. Springer has served as Interim Chief Executive Officer since October 2023. The Board believes that separating the roles is appropriate given the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our operating strategy and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. In addition, because Mr. Brown is not “independent” within the meaning of the NASDAQ listing standards, the Board also selects a director who is independent to serve as the “lead independent director.” Ms. Springer served in this capacity from September 2019 until she assumed the role of as Interim Chief Executive Officer in October 2023.
The Board believes in the importance of independent oversight, which it seeks to ensure through a variety of means, including:
•	A majority of the Company’s directors are independent.
•	Having a lead independent director to serve as a liaison between the Chairman and the independent directors.
•
During most regularly scheduled Board meetings, the independent directors meet in executive session without the presence of any management directors. The lead independent director leads these executive sessions.

•	The charters for the audit and compensation committees require that all of the members of those committees be independent.
The Board believes that the separated roles of Chairman and Chief Executive Officer, together with the significant responsibilities of the Company’s lead independent director and other independent directors described above, provide an appropriate balance between leadership and independent oversight.
Board Diversity
Board Diversity Matrix (As of December 15, 2023)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7
Part II: Demographic Background
African American or Black
Alaskan Native or Native American		1
Asian	1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	7
Two or More Races or Ethnicities		1
LGBTQ+
Did Not Disclose Demographic Background
Committees of the Board
The Company has three standing committees: Audit, Compensation and Investment. The Company has two informal committees: Executive and Talent, Capabilities and Succession. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. The entire Board fulfills the function of the nominating committee.

Audit Committee
During fiscal 2023, the members of the Audit Committee were Mr. Dougher (Chairman) and Mses. Chun, Coleman and Springer. In September 2023, Ms. Springer resigned from the Audit Committee, and Ms. Chun was appointed to the Audit Committee. The Company’s Board of Directors has determined that Mr. Dougher qualifies as an audit committee financial expert as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC and is independent as such term is defined in the NASDAQ Rules. The functions performed by the Audit Committee include:
•	recommending to the Board of Directors the engagement or discharge of the Company’s independent registered public accounting firm;
•	reviewing with the independent registered public accounting firm the plan and results of the audit engagement;
•	reviewing the Company’s system of internal financial and accounting controls;
•	reviewing the financial statements of the Company;
•	discussing with management and the independent auditors the Company’s accounting policies;
•	approving the Company’s filing of reports with the SEC; and
•	inquiring into matters within the scope of its functions.
The Board of Directors has adopted a written Audit Committee charter. The charter is available on the Company’s website at ir.central.com/governance-esg/governance-documents. The Audit Committee held 10 meetings during fiscal 2023.
Compensation Committee
During fiscal 2023, the members of the Compensation Committee were Mr. Griffith and Mses. Coleman and Springer (Chairperson). Ms. Coleman was appointed to the Compensation Committee in September 2023. Ms. Springer resigned from the Compensation Committee upon assuming the role of Interim Chief Executive Officer in October 2023. The functions performed by the Compensation Committee include:
•	reviewing and making recommendations to the Board of Directors concerning the compensation of officers, directors and key management employees of the Company;
•	administering the Company’s equity incentive plans;
•	evaluating the performance of management and related matters;
•	evaluating the mixture of base salary, cash bonus and equity compensation in each executive officer’s total compensation package;
•	awarding equity as a means of linking executives’ long-term compensation to the stock price appreciation experienced by shareholders;
•	considering the possible tax consequences to the Company and to the executives when determining executive compensation;
•
reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on this review and discussions, recommending whether the Company include the Compensation Discussion and Analysis in its proxy statement and incorporate it by reference in its annual report on Form 10-K; and

•	creating and approving an annual Compensation Committee Report to be included in the Company’s proxy statement and incorporated by reference in its annual report on Form 10-K.
The Board of Directors has adopted a written Compensation Committee charter. The charter is available on the Company’s website at ir.central.com/governance-esg/governance-documents. The Compensation Committee held 24 meetings during fiscal 2023.
The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Investment Committee
The members of the Investment Committee are Messrs. Brown (Chairman), Griffith, Myers, Pennington and Ranelli and Ms. Chun. The functions performed by the Investment Committee include:
•	oversight responsibility for determining how to deploy excess available equity and debt capital to maximize shareholder value;
•	recommending to the Board investments that it believes will achieve that goal including:
•	acquisitions outside our core business;
•	acquisitions with a purchase price in excess of $100 million;
•	stock repurchases;
•	investments in other public companies;
•	investments in bonds; and
•	other investments with appropriate risk, reward and returns; and
•	responsibility for organization, staffing and oversight of personnel – external and internal – who are engaged in the deployment of excess capital.
The Investment Committee held two meetings during fiscal 2023.
Talent, Capabilities & Succession Committee
During fiscal 2023, the members of the Talent, Capabilities & Succession Committee were Timothy P. Cofer, the Company’s former Chief Executive Officer and director, Messrs. Griffith (Chairman) and Ranelli and Mses. Coleman and Springer. The functions of the Talent, Capabilities & Succession Committee are to identify critical capability gaps and oversee and review plans to develop these competencies; and oversee and review plans for senior leader succession and training. The Talent Capabilities & Succession Committee held three formal meetings during fiscal 2023.
Executive Committee
During fiscal 2023, the members of the Executive Committee were Messrs. Brown, Cofer and Pennington. The Executive Committee has all the powers of the Board except those powers reserved by law to the full Board or as limited by the Executive Committee Charter. The Executive Committee did not meet in fiscal 2023.
Compensation Committee Interlocks and Insider Participation
Mr. Griffith and Mses. Coleman and Springer served as members of the Compensation Committee during fiscal 2023. They have no relationship with the Company other than as directors and shareholders. During fiscal 2023, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.
Attendance at Meetings
During fiscal 2023, there were 10 meetings of the Board of Directors. No members of the Board of Directors attended fewer than 75% of the meetings of the Board of Directors and all committees of the Board on which they served. The Company encourages, but does not require, the members of its Board of Directors to attend its annual meeting of shareholders. All members of the Board participated in the virtual 2023 Annual Meeting of Shareholders.
Shareholder Communications with Directors
The Board of Directors welcomes communications from the Company’s shareholders. Shareholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director in care of the Company’s offices is forwarded by the Company to the addressee without prior review by management.
The Board’s Role in Risk Oversight
The Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive. The Company’s management is responsible for the day-to-day management of the risks faced by the Company. While the Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their subject matter areas.
The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk to enable it to understand the Company’s risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee typically provides a summary to the full Board at the next Board meeting. This process helps the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory, cybersecurity and other matters, as well as related mitigation efforts. The Compensation Committee assesses periodically the risks associated with the Company’s compensation policies. The Board also monitors any specific enterprise risks for which it has chosen to retain oversight rather than delegating oversight to one of its committees.
Compensation of Directors
Members of the Board of Directors who are not employees of the Company received directors’ fees consisting of $60,000 per year and $1,500 for each Board meeting attended. The chairs of the Compensation Committee and the Talent, Capabilities and Succession Committee receive an additional annual retainer fee of $15,000, the chair of the Audit Committee receives an additional annual retainer fee of $20,000 and the lead independent director receives an additional annual retainer fee of $35,000. Directors who are not employees of the Company who attend meetings of any of the Company’s standing committees receive an additional $1,500 for each meeting not held on the same day as a Board meeting.
Each non-employee director also receives $500 for participation in each telephonic meeting of the Board of Directors or any committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,500 for each day spent traveling to and from board and committee meetings, attending subsidiary and division management meetings and conducting plant and facility visits. Mr. Pennington received similar annual, per meeting and travel fees for his Board service during the time he was employed by the Company.
In 2023, after consultation with its independent compensation consultant, the Board determined to change the annual equity grant to non-employee directors and Mr. Pennington from (i) a combination of a number of (A) options to purchase shares of Class A Common Stock determined by dividing $200,000 by the closing price of a share of Class A Common Stock on the grant date and (B) shares of restricted stock determined by dividing $70,000 by the closing price of a share of Class A Common Stock on the grant date to (ii) a grant of a number of shares of restricted stock determined by dividing $120,000 by the closing price of a share of Class A Common Stock on the grant date. This is consistent with the Board’s determination in 2022 to change the equity awards to management from a combination of stock options and restricted stock to a combination of restricted stock and performance share units.
Set forth below is a summary of the compensation earned during fiscal 2023 by the Company’s directors, except Mr. Cofer. Mr. Cofer’s compensation is reported below under Executive Compensation – Compensation of Executive Officers.
DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3) ($)	All Other Compensation ($)	Total ($)
William E. Brown(4)	—	449,996	—	334,209(5)	784,205
Courtnee Chun	81,500	119,511	—	—	201,011
Lisa Coleman	94,000	119,511	—	—	213,511
Brendan P. Dougher	105,000	119,511	—	—	224,511
Michael J. Griffith	115,500	119,511	—	—	235,011
Christopher T. Metz	79,500	119,511	—	—	199,011
Daniel P. Myers	90,000	119,511	—	—	209,511
Brooks M. Pennington	80,500	119,511	—	39,110(6)	239,121
John R. Ranelli	96,000	119,511	—	94,000(7)	309,511
Mary Beth Springer	134,500	119,511	—	—	254,011

(1)
This column reflects the aggregate grant date fair value computed in accordance with the FASB Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”). Please refer to Note 14, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 for the relevant assumptions used to determine the valuation of our stock and option awards.

(2)	In fiscal 2023, the grant date fair values were determined using the closing stock price of Class A Common Stock on the date of grant.
(3)
As of the end of fiscal 2023, Mses. Chun, Coleman and Springer and Messrs. Brown, Dougher, Griffith, Metz, Myers, Pennington, and Ranelli held the following options to purchase shares of Class A Common Stock (all shares of restricted stock had fully vested by the end of fiscal 2023 except for Mr. Brown who held 41,657 shares of restricted Class A Common Stock):

	Options
	Vested	Unvested
William E. Brown	76,765	25,589
Courtnee Chun	7,724	1,591
Lisa Coleman	4,320	2,161
Brendan P. Dougher	9,740	1,591
Michael J. Griffith	19,523	1,591
Christopher T. Metz	21,941	1,591
Daniel P. Myers	7,724	1,591
Brooks M. Pennington	18,354	1,591
John R. Ranelli	21,941	1,591
Mary Beth Springer	21,941	1,591
(4)
William E. Brown is also an executive officer of the Company, but not a named executive officer for fiscal 2023, and, in that capacity, received compensation as an employee in lieu of compensation for his Board service.

(5)
All other compensation for Mr. Brown includes salary for fiscal 2023 of $311,538, the Company’s matching contributions under the Company’s 401(k) Plan of $5,873 and medical and life insurance premium payments of $16,798. The Compensation Committee expects to determine bonuses for executive officers in February 2024 based on the Company’s performance in fiscal 2023 pursuant to the 2023 Management Incentive Plan. Mr. Brown’s target bonus percentage is 50% of his fiscal 2023 base salary. For more information on how bonuses are determined, see Compensation Discussion and Analysis – Annual Bonus Plan – Fiscal 2023 Bonuses.

(6)
Brooks M. Pennington III was employed by the Company as Director of Special Projects through March 31, 2023 and, in that capacity, received compensation as an employee in addition to compensation for his Board service. All other compensation for Mr. Pennington includes salary for fiscal 2023 of $29,000, the Company’s matching contributions under the Company’s 401(k) Plan of $1,200 and medical and life insurance premium payments of $8,910.

(7)	Consulting fees.
Director Stock Ownership Requirements
In October 2020, the Board of Directors approved a minimum stock ownership requirement of $300,000 which would be required to be met within five years or, in the case of new directors, five years after election to the Board. In addition, the Board of Directors added a retention requirement that directors be required to hold 50% of net after-tax shares received from the vesting of equity awards and exercise of options until the minimum stock ownership guidelines are attained, and the following definition of ownership:
•	shares owned outright;
•	shares held in a 401(k) plan;
•	shares beneficially owned (e.g., in family trust);
•	unvested restricted stock/units subject only to service vesting criteria;
•	deferred shares; and
•	20% of the exercisable “in-the-money” value of stock options.
Director Nominations
Due to the fact that all directors generally participate in interviewing potential Board members, the Board has determined that it is not necessary at this time to establish a separate nominating committee. As such, the entire Board fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. Our screening process generally involves successful completion of interviews with each Board member prior to any candidate being considered for nomination to the Board of Directors. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors.
A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 5605(a)(2). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation, and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes.
The Board will consider any director candidate recommended by shareholders, provided that the candidate satisfies the minimum qualifications for directors as described above. Shareholders must submit recommendations to the Company’s Secretary for consideration by the Board no later than 120 days before the Annual Meeting of shareholders. To date, the Board has not received any recommendations for nominees to be considered at the Annual Meeting from any non-management shareholder or group of shareholders that beneficially own 5% or more of the Company’s voting stock.
Shareholders who intend to solicit proxies in support of director nominees other than our nominees must comply with the additional requirements of Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to comply with the universal proxy rules by December 15, 2024.

PROPOSAL TWO
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2024. If shareholders fail to ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without shareholder approval if the Audit Committee believes that such a change would be in the best interest of the Company and its shareholders.
Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.
	Fiscal Year Ended
	September 24, 2022	September 30, 2023
Audit fees	$4,213,841	$4,448,093
Audit-related fees	40,550	117,842
Tax fees	5,350	5,350
All other fees	—	—
Audit Fees
The Audit fees for the fiscal years ended on September 24, 2022 and September 30, 2023 were for professional services rendered for the audits of the Company’s consolidated financial statements, issuance of consents and other assistance in connection with regulatory filings with the SEC.
Audit-Related Fees
The audit-related fees for the fiscal years ended on September 24, 2022 and September 30, 2023 were primarily related to statutory audits.
Audit Committee Authorization of Audit and Non-Audit Services
The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to management. The Audit Committee pre-approved fees for all audit and non-audit related services provided by the independent registered public accounting firm in fiscal 2022 and 2023.

AUDIT COMMITTEE REPORT
ON AUDITED FINANCIAL STATEMENTS
Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.
The Audit Committee of the Board consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Exchange Act.
The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting and internal control processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter. The charter is available on the Company’s website at ir.central.com/governance-esg/governance-documents.
As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended September 30, 2023 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company and received the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.
Based on these discussions, the financial statement review, and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on September 30, 2023.
December 28, 2023	Audit Committee

Brendan P. Dougher, Chairman
Courtnee Chun
Lisa Coleman

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
In fiscal 2023, the Company faced a challenging environment characterized by evolving consumer behavior, unfavorable retailer inventory dynamics, high inflation, and extreme weather. Net sales for fiscal 2023 were in line with those from fiscal 2022. On a GAAP basis, net income was $126 million, down 17% from a year ago, and diluted earnings per share was $2.35, compared with $2.80 in the prior year. On a Non-GAAP basis, excluding one-time charges associated with the closure of our Texas pet bedding facility and the gain from the sale of our independent garden center distribution business, net income was $138 million and diluted earnings per share was $2.59. For a full reconciliation of non-GAAP measures to GAAP, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Use of Non-GAAP Financial Measures” in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on November 28, 2023.
The Company’s named executive officers for fiscal 2023 were: Timothy P. Cofer – Former Chief Executive Officer; Nicholas Lahanas – Chief Financial Officer; John Hanson – President, Pet Consumer Products; Joyce M. McCarthy – General Counsel & Secretary; and John D. Walker – President, Garden Consumer Products.
In fiscal 2023, the Compensation Committee’s actions for the named executive officers included:
•
Salary – The Committee approved an increase in Mr. Cofer’s base salary of $22,500, or 2.2%, for fiscal 2023, consistent with increases for Messrs. Lahanas and Hanson and Ms. McCarthy. The Committee approved an increase in base salary of 2.4% for Mr. Walker.

•
Bonus – Fiscal 2023 bonuses for the named executive officers have not yet been determined. Fiscal 2022 bonuses for the named executive officers, which were determined in February 2023, ranged from $81,000 to $581,175.

•
Equity awards – In fiscal 2023, the Committee issued a combination of restricted stock and performance share units (“PSUs”) to the named executive officers, and a one-time premium-priced stock option award to Mr. Cofer, as follows:

•	Mr. Cofer received a grant of 28,290 restricted shares, vesting over three years, and a grant of 28,290 PSUs subject to the achievement of performance goals over a four-year performance period;
•	Mr. Cofer also received an award of 40,000 premium-priced stock options vesting over three years beginning in 2028; and
•
Each of Messrs. Lahanas, Hanson, and Walker received a grant of 3,075 restricted shares vesting over three years and a grant of 3,075 PSUs subject to the achievement of performance goals over a four-year performance period. Ms. McCarthy received a grant of 2,460 restricted shares vesting over three years and a grant of 2,460 PSUs subject to the achievement of performance goals over a four-year performance period.

•
Alignment with Shareholders – A significant portion (which is expected to range from approximately 44% to 52% in fiscal 2023) of the executive officers’ total potential compensation is paid in the form of bonuses or long-term equity awards rather than base salary in order to tie the executives’ compensation to both annual financial performance and long-term stock price performance and to align their interests with those of the Company’s shareholders.

The Committee discharges the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies for executive officers with the Company’s financial performance and shareholders’ interests. The Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and need to remain competitive in attracting and retaining high-caliber talent.
Impact of Say-On-Pay Vote on Compensation Decisions
At the Annual Meeting of Shareholders in February 2022, 60% of the shares voting recommended holding a say-on-pay-vote every three years. As a result, the Board determined to continue to hold a vote every three years. At the Annual Meeting of Shareholders in February 2022, approximately 97% of the shares voting approved the compensation paid to our named executives. Given the overwhelming shareholder support, the Committee determined to continue to approach compensation decisions in substantially the same way as in recent years.

Compensation Objectives
The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve superior financial results for the Company and its shareholders. The Company uses three primary tools to compensate executive officers: base salary, annual bonus and long-term equity compensation. Together they combine to provide an executive’s total compensation package. The Company views base salary as a primary indicator of the market value needed to attract and retain executives with the skills and expertise to perform the duties and discharge the responsibilities of their positions. The Committee considers annual bonus as a means of rewarding job performance and utilizes equity grants as a means of linking executives’ long-term compensation to the Company’s long-term financial performance and as retention devices.
The Company’s compensation program rewards executive officers for progress against corporate operating goals and for their individual contributions. A substantial portion of each executive’s total compensation opportunity is weighted toward incentive compensation. The Committee believes in pay for performance and that a substantial portion of pay at risk is the most effective means of aligning executive incentives with shareholders’ interests.
Our Compensation Committee believes that the Company’s compensation program encourages our executive officers to take appropriate risks aimed at improving the Company’s financial success and creating long-term shareholder value, helps align our executive officers’ short-term cash incentives with competitive practices and does not promote inappropriate risk taking.
Process
The Committee has not regularly used a peer group when making compensation decisions as it competes in two distinct industries – pet supplies and lawn and garden supplies, and has a substantial, third-party logistics business, both of which make peer comparisons less meaningful. However, the Committee periodically uses surveys and reports prepared internally and by compensation consulting firms to understand the compensation levels and pay structure at other consumer products companies. The Company’s compensation is periodically evaluated against the broad range of compensation paid by such companies; however, the Committee also uses its judgment to determine specific pay levels necessary to attract, retain, focus, and motivate executive talent. In exercising this judgment, the Committee looks beyond the market data to include individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers. Beginning in fiscal 2022, the Committee determined to commence using PSU awards, which utilize a relative total shareholder return multiplier that is based on a defined peer group, as described in the section below titled “Performance Share Units.”
With respect to Mr. Cofer, the Company’s former Chief Executive Officer, the Committee retained an independent compensation consulting firm, Pay Governance, as part of the process of finalizing the terms of his employment agreement and determining his initial salary, bonus potential and equity compensation. The Committee continued to rely on advice from its independent compensation consultant with respect to subsequent decisions regarding Mr. Cofer’s compensation during his tenure, consistent with the terms of his employment agreement.
With respect to the compensation of Mr. Brown, the Company’s Chairman, the Committee retained Pay Governance as part of its process of determining his salary for fiscal 2016 given Mr. Brown’s transition to part-time employee status, while continuing to provide guidance on acquisitions and other areas that have significant strategic importance and potential impact on shareholder value. Mr. Brown was not a named executive officer for fiscal 2023. With respect to the Company’s other executive officers, the Committee receives, evaluates and considers the recommendations of the Chairman of the Board and the Chief Executive Officer and may consult with the Company’s Human Resources team as part of its process of determining compensation. The Chairman of the Board and the Chief Executive Officer attend portions of meetings of the Committee, although they are not present during Committee deliberations regarding any aspect of their individual compensation, nor do they vote with the Committee. Other executive officers generally have no role in making decisions regarding compensation for the Company’s executive officers.
The Committee determines base salary and target bonus as of each officer’s hire date, and it generally reconsiders both elements on an annual basis. The Committee determines officers’ annual bonuses after the Company’s financial results for the prior fiscal year are announced. The Committee generally grants each officer shares of restricted stock upon his or her hire date and considers granting additional equity awards on an annual basis. The Committee generally attempts to grant bonuses or equity compensation to its officers on a standard schedule.
Compensation Consultants and Benchmarking
The Committee has the authority to retain the services of compensation consultants and other advisors, as it deems necessary or appropriate, in connection with the administration of the Company’s compensation and employee benefit plans, policies and programs. The Committee retained the services of Pay Governance to assist the Committee in formulating certain recommendations regarding executive compensation in fiscal 2023.
Allocation and Amount
The Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual bonus) and long-term equity incentive compensation. The Committee views market competitive base salary and the annual bonus targets as essential for attracting, retaining, and motivating executive officers. The Committee also believes that equity incentive compensation is an essential factor in recruiting and retaining top executives and in driving performance over the long term.
The use and relative weights of base salary, annual bonus and long-term equity compensation are based on a subjective determination by the Committee of the effectiveness of each executive in all areas of management, including achievement of the Company’s strategic objectives, leadership, operating skills, and other attributes. Generally, the Committee views the various elements of compensation as part of one overall package but believes that a majority of the total compensation package should be weighted toward the performance of the Company and stock price appreciation in order to align the interests of management and shareholders. In fiscal 2023, base salary, benefits and perquisites are expected to range from approximately 48% to 56% of each executive officer’s potential compensation, reflecting the importance that the Committee attached to performance-based bonuses and stock price appreciation.
When evaluating corporate performance, the Committee considers financial metrics, including net sales, organic sales, non-GAAP gross margin and earnings before interest, taxes and other income (expense), or EBIT, and also considers the performance of any acquired companies, and performance against long and short-term strategic goals. When evaluating individual performance, the Committee also considers subjective factors such as the individual’s overall leadership and management skills, success in attracting, retaining, and developing qualified successors and subordinates, success in achieving corporate and strategic objectives, ability to work with peers and supervisors in an effective and collegial manner, as well as numerous other criteria.
When making compensation decisions, the Committee also considers the issue of internal pay equity between the compensation of other Company executive officers and the compensation of the Chief Executive Officer. The Committee also considers issues relating to the corporate tax and accounting treatment of various forms of compensation and the impact of compensation decisions on shareholder dilution.
The Committee continues to subscribe to the philosophy that the overall financial performance of the Company and its stock price should be the primary areas of consideration when rewarding the Company’s top executives. However, the Committee also seeks to ensure that the Company’s executive officers are paid competitively with the market so that they remain motivated to stay with the Company and achieve its business and strategic objectives.
Former Chief Executive Officer Compensation
Mr. Cofer’s compensation package for fiscal year 2023 included the following elements:
•	A salary of $1,047,550.
•	A target bonus percentage of 100%.
•	Annual equity grants valued at $2,300,000 consisting of stock options, restricted stock and/or performance shares.
The above compensation arrangements for Mr. Cofer were detailed in his employment agreement, which was approved by the Board. Mr. Cofer’s compensation in fiscal 2023 was consistent with his employment agreement except that, in addition to an annual equity award valued at $2,300,000 as required by his employment agreement, the Committee decided to award Mr. Cofer a one-time grant of premium-priced stock options whose exercise price was at a premium of about 15% to the market price on the grant date, and that was to vest over three years starting in 2028. The Committee’s decision reflected, among other things:
•	The excellence of Mr. Cofer’s work in developing and advancing the Company’s long-term “Central to Home” strategy.
•	The Company’s performance.
•	The interests of the Company and its shareholders in retaining Mr. Cofer for the long term.
Also, the Committee agreed in September 2022, at Mr. Cofer’s request, to revise the terms of his employment agreement to defer retention payments he otherwise would have received in 2023 and 2024 until 2028 and 2029, respectively. The deferred amounts would have continued to accrue interest at 8%, consistent with Mr. Cofer’s employment agreement. However, since Mr. Cofer resigned effective October 6, 2023, he will not be entitled to the remaining retention payments.
Chairman Compensation
In addition to his role as Chairman of the Board, Mr. Brown is a part-time employee of the Company who provides highly valuable services to the Company based on his experience as the founder of the Company and its former Chief Executive Officer. Mr. Brown does not receive the standard compensation provided by the Company to its non-employee directors. Instead, Mr. Brown receives compensation as an employee for all the services he provides to the Company.
The Committee’s determinations regarding Mr. Brown’s compensation are based on the appreciable contributions that he makes as an employee of the Company, including his role as a principal leader of the Company’s M&A activities, and the significant time commitment that entails. In fiscal 2023, Mr. Brown’s compensation remained unchanged from the prior year, with a base salary of $300,000 and an annual equity grant valued at $450,000.
Salary
The Committee reviews the base salary of executive officers each year and generally recommends a modest increase consistent with projected increases for companies nationwide. In some instances, the Committee has adjusted base salaries of individual named executive officers for retention reasons or to maintain internal pay equity and salary integrity among the senior executives. In fiscal 2023, the Committee approved modest increases to the base salaries for Messrs. Cofer, Lahanas, Hanson and Walker and Ms. McCarthy based on individual merit and performance.
The following table sets forth the base salary for each of our named executive officers as of the end of the fiscal year in 2022 and 2023.
Executive Officer	Base Salary
	Fiscal 2022	Fiscal 2023	Increase	% Change
Timothy P. Cofer	$1,025,000	$1,047,550	$22,550	2.2%
Nicholas Lahanas	$482,300	$493,000	$10,700	2.2%
John Hanson	$517,600	$529,000	$11,400	2.2%
Joyce M. McCarthy	$425,000	$434,350	$9,350	2.2%
John D. Walker	$529,500	$542,000	$12,500	2.4%
Annual Bonus Plan
In fiscal 2023, we provided annual cash incentive opportunities to our executive officers pursuant to our Management Incentive Plan (the “MIP”). As described below, the Committee uses a pre-determined formula based on actual performance against target EBIT, gross margin and net sales to make the initial calculation of an executive officer’s actual bonus compensation, but the Committee retains full discretion to determine annual bonuses up to and beyond or below the amount of such executive officer’s bonus potential for the year based on individual performance and other factors. The Committee considers individual performance, including an executive’s overall leadership and his or her contribution to the achievement of annual and long-term financial and strategic goals, such as customer relationships, talent development, teamwork among business units, identification and pursuit of strategic initiatives, cost control efforts, innovation, and new product development, among others.
The MIP provides a competitive incentive to select senior leaders of the Company and is designed to reward and retain leaders for delivering exceptional business results and contributing to our mission to lead the future of the pet and garden industries. Pursuant to the MIP, executive officers are provided with one or more company, segment, or business unit plan goals, and if there is more than one plan goal, the participant will be provided a weighting for each plan goal. The Committee approves each plan goal and the business result required to achieve target performance. Target bonuses under the MIP are expressed as a percentage of the executive’s actual annual salary. The target bonus percentages are generally set by the Committee at a level which the Committee believes will assure that the executive’s total compensation opportunity is attractive enough to motivate superior performance and that the executive is focused on key objectives.
The amount of an executive’s bonus is reflective of the target bonus, applicable Business Performance, and any Individual Adjustment (as such terms are defined below). In no instance will an executive earn a bonus that is more than 200% of the target bonus. Business Performance refers to the weighted average performance outcome for the plan goals applicable to an executive. Individual Adjustment refers to the individual performance outcome reflective of the executive’s annual performance rating, achievements, behaviors, and contributions to the success of the company/segment/business unit within the plan year, as determined in the sole discretion of the Committee.
Fiscal 2022 Bonuses. In February 2023, the Committee determined bonuses for the named executive officers based on Company and business segment performance in fiscal 2022 pursuant to the 2022 Management Incentive Plan (the “2022 MIP”). The 2022 MIP was effective for fiscal 2022, with the period of performance measurement covering October 2021 through September 2022. Bonus payments for the 2022 plan year were made to the named executive officers in February 2023.
The following table sets forth the target bonus and actual bonus paid to the named executive officers, who were also named executive officers for fiscal 2022, pursuant to the 2022 MIP:
Executive Officer	% of Fiscal 2022 Base Salary		Bonus For Fiscal 2022
	Target	Actual
Timothy P. Cofer	100%	57%	$581,175
Nicholas Lahanas	50%	26%	$125,400
John Hanson	50%	26%	$135,300
John D. Walker	50%	24%	$127,100
In determining the amount of bonuses to be awarded to the named executive officers for fiscal 2022, the Committee considered Company and business segment performance for fiscal 2022 compared to the MIP goals and the Individual Adjustment, and other factors that the Committee considers important. Bonuses for Messrs. Cofer and Lahanas were based on total Company performance, while those for Messrs. Hanson, and Walker were based on the performance of the Pet and Garden segments, respectively. Company net sales for fiscal 2022 were $3,338.6 million compared to a MIP target of $3,558.0 million. Company Gross margin in fiscal 2022 was 29.7% compared to a MIP target of 31.0%, and EBIT for fiscal 2022 was $260.0 million compared to a MIP target of $294 million. Pet Segment net sales for fiscal 2022 were $1,878.1 million compared to a MIP target of $1,958 million, and EBIT for fiscal 2022 was $208.9 million compared to a MIP target of $223.0 million. Garden Segment net sales for fiscal 2022 were $1,460.5 million compared to a MIP target of $1,600 million, and EBIT for fiscal 2022 was $154.0 million compared to a MIP target of $183.0 million. The Company does not report gross margin at the business segment level. In determining the amount of the awards, the MIP goals are weighted as follows: EBIT – 60%; Net sales – 20%; and Gross margin – 20%. The Committee exercised its discretion to adjust the bonuses for the named executive officers from the amounts calculated using the pre-determined formulae by between -5% and +9%, based on various factors including business segment performance and the individual performance of the named executive officers during 2022.
Fiscal 2023 Bonuses. The Committee expects to determine bonuses in February 2024 for the named executive officers based on the Company’s performance in fiscal 2023 pursuant to the 2023 Management Incentive Plan (the “2023 MIP”). The 2023 MIP was effective for fiscal 2023, with the period of performance measurement covering October 2022 through September 2023.
The following table sets forth the target bonus percentages for each of the named executive officers with respect to fiscal 2023 pursuant to the 2023 MIP:
Executive Officer	% of Fiscal 2023 Base Salary		Bonus For Fiscal 2023
	Target	Actual
Timothy P. Cofer	100%	(1)	(1)
Nicholas Lahanas	50%	(2)	(2)
John Hanson	50%	(2)	(2)
Joyce M. McCarthy	45%	(2)	(2)
John D. Walker	50%	(2)	(2)
(1)	In light of his resignation as Chief Executive Officer effective October 6, 2023, Mr. Cofer will not be eligible under the 2023 MIP to receive a bonus.
(2)	Annual bonuses to be determined.
In determining the amount of bonuses to be awarded to the named executive officers for fiscal 2023, the Committee will consider Company and business segment performance for fiscal 2023 compared to the MIP goals and the Individual Adjustment, and other factors that the Committee considers important. Company net sales for fiscal 2023 were $3,310.1 million compared to a MIP target of $3,445 million. Company Gross margin in fiscal 2023 was 28.6% on a GAAP basis and 28.9% on a non-GAAP basis, compared with a MIP target of 30.3%, and EBIT for fiscal 2023 was $211.0 million on a GAAP basis and $227 million on a non-GAAP basis, compared to a MIP target of $261.0 million. Pet Segment net sales for fiscal 2023 were $1,877.2 million compared to a MIP target of $1,917.0 million, and EBIT for fiscal 2023 was $198.0 million on a GAAP basis and $216.4 million on a non-GAAP basis compared to a MIP target of $212.0 million. Garden Segment net sales for fiscal 2023 were $1,432.9 million compared to a MIP target of $1,528.0 million, and EBIT for fiscal 2023 was $123.5 million on a GAAP basis and $121.6 million on a non-GAAP basis compared to a MIP target of $166.0 million. The Committee has not yet determined the bonus amounts to be paid to the named executive officers with respect to fiscal 2023. The Company will report the fiscal 2023 bonus determinations in a Form 8-K once decisions are made.
Equity Awards
In fiscal 2023, the Committee used a combination of restricted stock awards and PSUs for equity compensation, as well as a one-time premium-priced option grant for Mr. Cofer, as described below.
Stock Options
In fiscal 2023, the Committee decided to award Mr. Cofer a one-time premium priced grant of non-qualified stock options, in addition to the equity required by his employment agreement. On February 6, 2023, Mr. Cofer was granted an award of options to purchase 40,000 shares of Class A Stock with an exercise price of $46.75, vesting in three increments of 33.3% commencing on the fifth anniversary of the February 6, 2023 date of grant and expiring on the tenth anniversary of the date of grant. The decision of the Committee to grant this option award reflected, among other things, the excellence of Mr. Cofer’s work in developing and advancing the Company’s long-term strategy, the Company’s performance and the interests of the Company and its stockholders in retaining him for the long-term. The purpose of the one-time premium priced option grant would be to provide additional performance incentive and further align the interests of Mr. Cofer with the interests of the stockholders of the Company. The stock options were forfeited upon Mr. Cofer’s resignation.
Restricted Stock
In fiscal 2023, the Committee granted a combination of restricted stock and PSU’s to executive officers. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Committee. The Committee has the authority to accelerate the time at which restrictions lapse, and/or remove restrictions, on previously granted restricted stock.
In February 2023, the Committee granted 28,290 shares of restricted Class A common stock with a fair value of approximately $1,150,000 to Mr. Cofer in accordance with his employment agreement, which were forfeited upon his resignation. In February 2023, the Committee also granted 3,075 shares of restricted Class A common stock with a fair value of approximately $125,000 to each of Messrs. Lahanas, Hanson and Walker. Ms. McCarthy received a grant of 2,460 restricted shares with a fair value of $100,000. The restricted shares granted to Messrs. Cofer, Lahanas, Hanson and Walker and Ms. McCarthy vest over three years.
Performance Share Units
In February 2023, the executive officers were granted PSUs with respect to the target number of shares of the Company’s Class A common stock based on their award target divided by the stock price on the grant date. The actual number of PSUs earned may vary from the target number and will be determined at the end of the four-year performance period based on performance against the applicable performance goals (including pre-defined adjustments thereto) and targets over such performance period. Ultimately, the total number of shares awarded to the executive is based on company performance over the performance period, and may range from 65% to 225% of target, including the impact of any increase or decrease by up to 25 percentage points based on a relative total shareholder return (TSR) modifier. The relative TSR modifier for the PSU awards is based on the following peer group, which includes lawn and garden and pet supplies companies and other consumer products companies: Scotts Miracle-Gro Co., Spectrum Brands Holdings Inc., J.M. Smucker Co., Church & Dwight Co., Helen of Troy Ltd., Newell Brands Inc., The Clorox Company, Edgewell Personal Care Co., Tupperware Brands Corp., and Energizer Holdings Inc.
The actual number of PSUs earned will be determined using the following formula based on fiscal 2026 results:
Target Number of FY23 PSUs x (Primary Measures Multiplier +/- TSR Modifier) =
total shares of Company Class A common stock earned under the FY23 PSUs

The Primary Measures Multiplier shall be based on two performance goals, weighted as follows: (i) 70% based on Organic EBIT CAGR and (ii) 30% based on Organic Net Sales CAGR.
In February 2023, the Committee approved a grant of 28,290 PSUs to Mr. Cofer, consistent with his employment agreement. The Committee also granted 3,075 PSUs to each of Messrs. Lahanas, Hanson, and Walker and 2,460 PSUs to Ms. McCarthy. The actual number of shares to be earned under the PSU awards to the named executive officers shall be determined by the Committee based on the extent to which performance goals have been achieved over the four-year performance period, from fiscal years 2023 through 2026. To the extent earned, the PSUs will vest at the end of the four-year performance period, subject to the executive being continuously employed by the Company or by one of its affiliates from the grant date through the last day of the performance period.
Stock Ownership Requirements and Claw Back Policy
Mr. Cofer had agreed to hold capital stock of the Company with a value of not less than four times his annual salary throughout the term of his employment with the Company. Restricted stock held by Mr. Cofer was included in determining the value of the capital stock of the Company held by him regardless of whether such restricted stock was vested or unvested. Mr. Cofer was not required to purchase additional stock to achieve this holding requirement but was not to sell any stock unless and until the holding requirement was met. The Company does not have stock ownership requirements that apply to its other executive officers, except for Mr. Brown who is subject to the director stock ownership requirements.
Effective October 2, 2023, the Committee adopted a Compensation Recovery Policy (the “Clawback Policy”) intended to comply with Section 10D-1 of the Exchange Act and the related Nasdaq listing standards. Under the Policy, in the event of a restatement of the Company’s financial statements due to non-compliance with financial reporting requirements under the securities laws, the Company will seek to recover from executive officers of the Company any incentive compensation they received that would have been less had it been calculated based on the restated financial statements. Under the Clawback Policy, the Company may also seek to recover incentive compensation, at the direction of the Committee, in the event that any executive officer engages in misconduct, or was aware of or willfully blind to misconduct that occurred in an area over which the executive officer exercised supervisory authority.
“Incentive Compensation” is defined in the Policy to include any compensation that is earned based on the attainment of a financial performance measure, in the case of a restatement of financial statements; and would in the event of misconduct also include any equity awards that vest solely based upon remaining employed for a period of time.
For purposes of the Policy, “Misconduct” shall have the same meaning as “Cause” as such term is defined in an employment agreement then in effect with the executive officer. Absent an employment agreement, “Misconduct” means an executive officer’s (i) commission of any felony; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) commission of a significant legal or compliance violation in connection with the executive officer’s employment, including a violation of the Company’s Code of Ethics or other corporate policies; (iv) intentional, material violation of any contract or agreement between the executive officer and the Company or any statutory duty owed to the Company; (v) unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (vi) any action or willful inaction that may result in material financial, reputational or other harm to the Company and its affiliates and subsidiaries.
Restrictions on Transactions in Company Stock by Directors and Officers
The Company has adopted an Insider Trading Compliance Program (the “Insider Trading Program”) which provides guidelines with respect to transactions in the securities of the Company (the “Company Securities”) and the handling of confidential information about the Company and the companies with which the Company does business. Under the Insider Trading Program, persons subject to the policy may not engage in short sales of Company Securities, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, or hedging or monetization transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. The Company discourages placing standing orders on Company Securities. If a person subject to the Insider Trading Program determines that they must use a standing order, the order must be limited to a short duration and should otherwise comply with the restrictions and procedures in the Insider Trading Program. A standing order incorporated into a 10b5-1 plan is permitted.
Post-Employment Arrangements
Under the terms of the Company’s employment agreements and non-compete and post-employment consulting agreements, certain named executive officers are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described below in detail in the section titled “Potential Payments Upon Termination.” The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the named executive officers upon a change-in-control of the Company.
The terms of these arrangements were set through individual negotiations with each of the named executive officers. As part of these negotiations, the Committee took into consideration market practice. This approach was used in setting the amounts payable and the triggering events under the arrangements. These provisions are intended to provide the individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities to join or remain with the Company. The Committee considers the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining the Company.
The non-compete and post-termination consulting agreements are intended to protect, to the maximum extent permitted by law, the Company’s confidential information, and payments thereunder are conditioned upon the executive not working for one of our principal competitors within a specified period of time following separation from the Company.
Benefits and Perquisites
The Company provides a 401(k) retirement plan and partial matching contributions generally available to all full-time employees but does not provide supplemental employee retirement plans or pensions. The Company also provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full-time employees. The Company pays for a leased automobile or car allowance for certain named executive officers. Messrs. Cofer and Hanson also had a housing allowance and a related tax gross up, and Mr. Cofer also received financial planning assistance with a related tax gross up and reimbursement for airfare for him and for his family members to travel to California where the Company is headquartered.
Accounting and Tax Treatment
In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, the Committee believes that it is important to retain flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, the Committee will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. The Committee does consider alternative forms of compensation, consistent with the Company’s compensation goals, that preserve deductibility.
Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.
Compensation Committee Report
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023. This report is provided by the following independent directors, who comprise the Compensation Committee:
December 28, 2023

MICHAEL J. GRIFFITH
LISA COLEMAN

Compensation of Executive Officers
Set forth below is the compensation paid to the Company’s Chief Executive Officer and Chief Financial Officer and the three most highly compensated executive officers (other than our Chief Executive Officer and Chief Financial Officer) during our three fiscal years ended on September 30, 2023.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Timothy P. Cofer Former Chief Executive Officer(5)	2023	1,080,902	—	2,299,977	614,800	(4)	2,620,159	6,615,838
	2022	1,017,308	—	3,199,970	—	581,175	2,407,971	7,206,424
	2021	992,404	—	1,149,978	1,107,000	1,512,000	264,624	5,026,006

Nicholas Lahanas Chief Financial Officer	2023	508,669	—	249,998	—	(4)	11,685	770,352
	2022	478,662	—	249,983	—	125,400	10,426	864,471
	2021	466,988	—	100,013	75,442	326,000	9,998	978,441

John Hanson President Pet Consumer Products	2023	545,838	—	249,998	—	(4)	48,113	843,949
	2022	513,716	—	249,983	—	135,300	100,112	999,111
	2021	501,235	—	100,013	75,442	342,000	132,955	1,151,645

Joyce M. McCarthy General Counsel and Secretary	2023	448,252	50,000	199,998	—	(4)	124,742	822,992

John D. Walker President Garden Consumer Products	2023	559,000	—	249,998	—	(4)	43,735	852,733
	2022	525,519	—	249,983	—	127,100	38,098	940,700
	2021	512,733	—	100,013	75,442	320,000	47,272	1,055,460
(1)
This column represents the grant date fair value in accordance with ASC 718 of restricted stock and PSUs awarded the named executive officers in fiscal 2023. The amounts shown include the aggregate grant date fair value of the shares issuable for PSUs at target achievement. The aggregate grant date fair values of the maximum number of shares issuable pursuant to the PSUs are $2,587,494 for Mr. Cofer, $281,257 for each of Messrs. Lahanas, Hanson, and Walker, and $224,998 for Ms. McCarthy. These amounts do not represent the actual value that may be realized by the named executive officers.

(2)
This column represents the grant date fair value in accordance with ASC 718. Please refer to Note 14, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 28, 2023 for the relevant assumptions used to determine the compensation cost of our stock option awards. These amounts do not represent the actual value, if any, that may be realized by the named executive officers.

(3)	The components of the “All Other Compensation” column for fiscal 2023 are detailed in the following table:
Description	Cofer	Lahanas	Hanson	McCarthy	Walker
Company matching contribution to 401(k) plan	$9,900	$9,900	$9,900	$12,842	$9,900
Retention payment	2,393,453	—	—	—	—
Medical and life insurance premiums and medical reimbursement	22,355	1,785	22,176	8,927	24,235
Car allowance or lease	13,200	—	12,000	—	9,600
Commute expense reimbursement	37,106	—	—	—	—
Mobile device	—	—	1,080	—	—
Housing allowance	67,516	—	2,306	—	—
Relocation	—	—	—	89,139	—
Tax gross up	48,164	—	651	13,834	—
Financial planning allowance	28,465	—	—	—	—
Total	$2,620,159	$11,685	$48,113	$124,742	$43,735
(4)
Bonuses under the Management Incentive Plan for fiscal 2023 have not yet been determined. The Company will file a Form 8-K under Item 5.02(f) to report the bonuses once the amounts have been determined. Mr. Cofer is not entitled to a bonus due to his resignation.

(5)	Mr. Cofer resigned as the Company’s Chief Executive Officer effective October 6, 2023.

Employment Agreement – Timothy P. Cofer
The terms of Mr. Cofer’s employment were reflected in an employment agreement with the Company, effective October 14, 2019, which was amended on September 29, 2022. The employment agreement provided that Mr. Cofer was eligible for an annual bonus, targeted at 100% of base compensation, subject to his and the Company’s performance. Mr. Cofer was also entitled to an annual equity grant valued at $2,300,000 consisting of stock options, restricted stock and/or performance units. In addition, Mr. Cofer was entitled to retention payments of $1,900,000 per year in cash or vested Company stock on each of October 14, 2022, 2028 and 2029 and bearing interest at 8% per year. The retention payment due on October 14, 2022 was paid to Mr. Cofer in cash on such date. The retention payments to be paid in 2028 and 2029 were conditioned upon Mr. Cofer’s continuous employment with the Company through October 14, 2023 and October 14, 2024, respectively. As these conditions will not be met, the 2028 and 2029 retention payments will not be made. Mr. Cofer’s employment agreement also included a post-employment consulting agreement pursuant to which Mr. Cofer was to provide consulting services for 48 months upon termination of his employment with the Company. The Company and Mr. Cofer mutually agreed to terminate the post-employment consulting agreement, and Mr. Cofer will not be providing the Company consulting services.
Employment Agreement – John Hanson
Effective August 1, 2019, the Company entered into an employment agreement with John Hanson. The employment agreement provides that Mr. Hanson is eligible for an annual bonus, targeted at 50% of base compensation, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Hanson’s agreement at any time without cause upon 30 days’ written notice. If the Company terminates Mr. Hanson without cause, he will continue to receive his base salary and health insurance benefits for nine months and will be entitled to continued vesting of previously granted stock options and restricted stock, subject to the execution of a general release of claims. At its option, the Company may pay Mr. Hanson 30 days’ additional salary and benefits in lieu of giving 30 days’ notice. Under the terms of a post-employment consulting agreement, Mr. Hanson will provide consulting services for two years (or until December 31, 2024, whichever is later) upon termination of his employment with the Company. For these services, Mr. Hanson will be entitled to receive 10% of his last base salary for each year during the consulting period.
Employment Agreement – John D. Walker
On April 1, 2014, the Company entered into an employment agreement with John D. Walker. This employment agreement provides that Mr. Walker is eligible for an annual bonus, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Walker’s agreement at any time without cause. If the Company terminates Mr. Walker without cause, he will continue to receive his base salary for nine months, subject to the execution of a general release of claims.
Employment Agreement – Joyce M. McCarthy
On February 16, 2022, the Company entered into an employment agreement with Joyce M. McCarthy. This employment agreement provides that Ms. McCarthy is eligible for an annual bonus, subject to her and the Company’s performance. The agreement has an indeterminate term, and may be terminated by the Company, with or without cause, at any time. If the Company terminates Ms. McCarthy without cause, she will continue to receive her base salary and health insurance benefits for six months.

GRANTS OF PLAN-BASED AWARDS
The following table shows all plan-based awards granted to the named executive officers during fiscal 2023, which ended on September 30, 2023.
Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of shares of stock or units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (# shares)	Target (# shares)	Maximum (# shares)
Timothy P. Cofer	Option(4)	2/6/23	—	—	—	—	—	—	—	40,000	46.75	—
	PSUs	2/6/23	—	—	—	13,389	28,290	63,653	—	—	—	1,149,989
	RSAs(5)	2/6/23	—	—	—	—	—	—	28,290	—	—	1,149,989
	Annual Bonus Plan	12/16/22	—	1,047,550	2,095,100	—	—	—	—	—	—	—
Nicholas Lahanas	PSUs	2/6/23	—	—	—	1,999	3,075	6,919	—	—	—	124,999
	RSAs(5)	2/6/23	—	—	—	—	—	—	3,075	—	—	124,999
	Annual Bonus Plan	12/16/22	—	246,500	493,000	—	—	—	—	—	—	—
John Hanson	PSUs	2/6/23	—	—	—	1,999	3,075	6,919	—	—	—	124,999
	RSAs(5)	2/6/23	—	—	—	—	—	—	3,075	—	—	124,999
	Annual Bonus Plan	12/16/22	—	264,500	529,000	—	—	—	—	—	—	—
Joyce M. McCarthy	PSUs	2/6/23	—	—	—	1,599	2,460	5,535	—	—	—	99,999
	RSAs(5)	2/6/23	—	—	—	—	—	—	2,460	—	—	99,999
	Annual Bonus Plan	12/16/22	—	195,458	390,915	—	—	—	—	—	—	—
John D. Walker	PSUs	2/6/23	—	—	—	1,999	3,075	6,919	—	—	—	124,999
	RSAs(5)	2/6/23	—	—	—	—	—	—	3,075	—	—	124,999
	Annual Bonus Plan	12/16/22	—	243,900	487,800	—	—	—	—	—	—	—
(1)
These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable to our named executive officers as annual incentive bonuses for fiscal 2023 under our Management Incentive Plan (the “MIP”). Target bonuses under the MIP are expressed as a percentage of the executive’s actual annual salary. Amounts are initially calculated based on a pre-determined formula based on actual performance against target net sales, gross margin and EBIT, but the Compensation Committee retains full discretion to determine annual bonuses. While there is no minimum performance threshold to earn a bonus, in no instance will an executive earn a bonus that is more than 200% of the target. See the discussion and analysis regarding the MIP in the CD&A section titled “Annual Bonus Plan” for further information.

(2)
These amounts are based on the achievement of certain performance goals and targets over a four-year performance period. The actual number of PSUs earned may vary from the target number and will be determined at the end of the four-year performance period. The vesting percentage for the PSUs ranges from 65% to 225% of target. See the discussion and analysis regarding PSU awards in the CD&A section titled “Performance Share Units” for further information.

(3)	The value of a stock award or PSU is based on the fair value as of the grant date of such award determined pursuant to ASC 718.
(4)	This option award vests in three increments of 33.3% commencing on each of February 6, 2028, 2029, and 2030, subject to continued service on each applicable vesting date.
(5)	These awards of restricted shares of Class A Common Stock vest in increments of 50% on each of February 6, 2025 and 2026.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2023, which ended on September 30, 2023. All awards are for Class A Common Stock.
Name	Option Awards					Stock Awards
	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options	Option Exercise Price(1) ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Timothy P. Cofer	113,480	37,827(4)	—	26.70	10/14/25	—	—	—	—
	227,526	75,842 (5)	—	28.50	2/10/26	—	—	—	—
	50,000	50,000(6)	—	44.02	2/9/27	—	—	—	—
	—	—	—	—	—	13,062 (7)	523,656	—	—
	—	—	—	—	—	38,415(8)	1,540,057	—	—
	—	—	—	—	—	—	—	38,415(9)	1,540,057
	—	40,000(10)	—	46.75	2/6/33	—	—	—	—
	—	—	—	—	—	28,290(11)	1,134,146	—	—
	—	—	—	—	—	—	—	28,290(12)	1,134,146
Nicholas Lahanas	18,285	—	—	27.20	2/13/25	—	—	—	—
	15,789	5,264(5)	—	28.50	2/10/26	—	—	—	—
	3,407	3,408 (6)	—	44.02	2/9/27	—	—	—	—
	—	—	—	—	—	8,732 (13)	350,066	—	—
	—	—	—	—	—	52,632 (14)	2,110,017	—	—
	—	—	—	—	—	1,136 (7)	45,542	—	—
	—	—	—	—	—	3,001(8)	120,310	—	—
	—	—	—	—	—	—	—	3,001(9)	120,310
	—	—	—	—	—	3,075(11)	123,277	—	—
	—	—	—	—	—	—	—	3,075(12)	123,277
John Hanson	—	5,264(5)	—	28.50	2/10/26	—	—	—	—
	3,407	3,408(6)	—	44.02	2/9/27	—	—	—	—
	—	—	—	—	—	7,020(15)	281,432	—	—
	—	—	—	—	—	14,040(16)	562,864	—	—
	—	—	—	—	—	1,136(7)	45,542	—	—
	—	—	—	—	—	3,001(8)	120,310	—	—
	—	—	—	—	—	—	—	3,001(9)	120,310
	—	—	—	—	—	3,075(11)	123,277	—	—
	—	—	—	—	—	—	—	3,075(12)	123,277
Joyce M. McCarthy	—	—	—	—	—	4,805(17)	192,632	—	—
	—	—	—	—	—	2,460(11)	98,621	—	—
	—	—	—	—	—	—	—	2,460(12)	98,621
John D. Walker	22,285	—	—	27.20	2/13/25	—	—	—	—
	15,789	5,264 (5)	—	28.50	2/10/26	—	—	—	—
	3,407	3,408 (6)	—	44.02	2/9/27	—	—	—	—
	—	—	—	—	—	6,550(13)	262,590	—	—
	—	—	—	—	—	52,632(14)	2,110,017	—	—
	—	—	—	—	—	1,136(7)	45,542	—	—
	—	—	—	—	—	3,001(8)	120,310	—	—
	—	—	—	—	—	—	—	3,001(9)	120,310
	—	—	—	—	—	3,075(11)	123,277	—	—
	—	—	—	—	—	—	—	3,075(12)	123,277
(1)	All options were granted at the closing market price on the date of grant except for the award of 40,000 premium-priced stock options to Mr. Cofer in February 2023.
(2)	Market value was calculated based on the closing price of $40.09 per share for the Class A Common Stock on September 29, 2023, the last trading day in fiscal 2023.
(3)
PSU awards vest based on the achievement of certain performance goals over a four-year performance period. The number of PSUs in this column is based on the target level of achievement. The actual number of PSUs earned may vary from the target number and will be determined at the end of the four-year performance period. The vesting percentage for the PSUs ranges from 50% to 200% of target. The number of shares issuable pursuant to the PSUs may be increased or decreased by up to 25% based on a relative total shareholder return multiplier.

(4)	The unexercisable portion of this option grant was scheduled to vest on October 14, 2023.
(5)	The unexercisable portion of this option grant vests on February 10, 2024.
(6)	The unexercisable portion of this option grant vests in increments of 50% on each of February 9, 2024 and 2025.
(7)	This restricted stock award vests in increments of 50% on each of February 9, 2024 and 2025.

(8)	This restricted stock award vests in increments of 50% on each of February 9, 2024 and 2025.
(9)
The actual number of shares to be earned under the PSU awards to the named executive officers shall be determined by the Committee based on the extent to which performance goals have been achieved over the four-year performance period, from fiscal years 2022 through 2025. To the extent earned, the PSUs will vest at the end of the four-year performance period on February 9, 2026, subject to the executive being continuously employed by the Company or by one of its affiliates from the grant date through the last day of the performance period.

(10)	The unexercisable portion of this option grant vests in increments of one-third on each of February 6, 2028, 2029, and 2030.
(11)	This restricted stock award vests in increments of 50% on each of February 6, 2025 and 2026.
(12)
The actual number of shares to be earned under the PSU awards to the named executive officers shall be determined by the Committee based on the extent to which performance goals have been achieved over the four-year performance period, from fiscal years 2023 through 2026. To the extent earned, the PSUs will vest at the end of the four-year performance period on February 6, 2027, subject to the executive being continuously employed by the Company or by one of its affiliates from the grant date through the last day of the performance period.

(13)	The restricted stock award vests on December 4, 2023.
(14)	The restricted stock vests in increments of one-third on each of February 10, 2024, 2025 and 2026.
(15)	The restricted stock vests on August 4, 2024.
(16)	The restricted stock vests in increments of 50% on each of October 1, 2023 and 2024.
(17)	The restricted stock vests in increments of one-third on each of May 18, 2024, 2025 and 2026.
OPTION EXERCISES AND STOCK VESTED
The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2023, which ended on September 30, 2023.
Name	Option Awards(1)		Stock Awards(1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Timothy P. Cofer	—	—	6,531	268,359
Nicholas Lahanas	12,240	83,477	8,732	337,928
	4,000	19,240	568	23,339
	4,000	57,240	17,543	710,141
	10,450	65,835	—	—
John Hanson	7,023	149,801	7,020	241,909
	5,263	74,735	568	23,339
	—	—	7,020	301,860
John D. Walker	—	—	6,550	253,485
	—	—	568	23,339
	—	—	17,543	710,141
Joyce M. McCarthy	—	—	—	—
(1)	Company Class A Common Stock.
Nonqualified Deferred Compensation
The following table sets forth contributions, earnings, and distributions during fiscal 2023, and account balance as of September 30, 2023, for each of the named executive officers, under our nonqualified Deferred Compensation Plan:
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Timothy P. Cofer	261,533	—	106,337	—	641,845
Nicholas Lahanas	41,630	—	28,265	—	273,632
John Hanson	124,889	—	13,743	—	266,735
Joyce M. McCarthy	—	—	—	—	—
John D. Walker	45,793	—	30,082	—	238,290
(1)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.

Equity Compensation Plan Information
The following table gives information about the Company’s Common Stock and Class A Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 30, 2023.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,782,702	$33.17	14,202,409(2)
Equity compensation plans not approved by security holders	—	—	—
Total	1,782,702(1)	$33.17	14,202,409(2)
(1)
Includes 1,644,271 shares of Class A Common Stock issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan and 138,431 shares of Class A Common Stock issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)
Includes 4,458,492 shares of Common Stock and 9,039,816 shares of Class A Common Stock available for issuance under the 2003 Omnibus Equity Incentive Plan and 109,728 shares of Common Stock and 594,373 shares of Class A Common Stock available for issuance under the Nonemployee Director Equity Incentive Plan.

Potential Payments Upon Termination or Change-In-Control
Some of our executive officers have employment agreements with us. Such employment agreements are terminable at any time. Under some of these agreements, if an executive is terminated by us without “cause” the executive is entitled to a lump sum payment plus continuation of all benefits associated with the executive’s employment as provided below. The term “cause” is defined in each executive’s employment agreement and generally means (a) an act or omission constituting negligence or misconduct which is materially injurious to the Company; (b) failure to comply with the lawful directives of the Board of Directors; (c) a material breach of the employment agreement by the executive officer, which is not cured within 30 days after written notice thereof; (d) failure to perform in a manner acceptable to the Company after written notice and an opportunity to cure; (e) the abuse of alcohol or drugs; (f) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude which is materially injurious to the Company; (g) a material violation of any securities law, regulation or compliance policy of the Company; and (h) death of the executive officer or incapacity of the executive officer exceeding four months.
SEC regulations require that the Company estimate the value of severance benefits payable to the named executive officers assuming that the triggering event (a termination without cause or a change-in-control) occurred on September 30, 2023, the last day of the Company’s 2023 fiscal year.
As a general matter, potential payments upon termination or change in control are not part of the Company’s compensation objectives and are not used, except (i) when necessary to recruit new executives and (ii) to secure non-compete and post-termination consulting agreements that are intended to protect the Company’s confidential information and are conditioned upon the executive not going to work for one of the Company’s principal competitors. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the Company’s named executive officers upon a change-in-control of the Company. As a result, the Compensation Committee’s decisions regarding other compensation elements for the executive officers are not impacted by these arrangements.
Name	Salary Continuation	Post- Employment Consulting Payments	Retention Payments(1)	Health and Employee Benefits	Guaranteed Bonus	Equity Vesting(2)	Total
Timothy P. Cofer(3)	$1,047,550	$419,020	$7,900,000	—	—	$7,257,574	$16,624,144
Nicholas Lahanas	—	—	—	—	—	—	—
John Hanson(4)	$396,750	$105,800		$15,482	—	$425,348	$943,380
Joyce M. McCarthy(5)	$217,175	—	—	$3,944	—	$—	$221,119
John D. Walker(6)	$406,500	$60,000	—	—	—	$1,109,844	$1,576,344

(1)
As noted above, while Mr. Cofer was employed by the Company as of September 30, 2023, the Company’s fiscal year-end, he resigned effective October 6, 2023. The amounts in the table reflect payments to which Mr. Cofer would have been entitled had a triggering event occurred while he was employed. Pursuant to Mr. Cofer’s employment agreement, as amended in September 2022, the Company was to make retention payments to Mr. Cofer in the amount of $1,900,000 plus compound annual interest at the rate of 8% per year on October 14, 2028 and 2029, conditioned on Mr. Cofer’s continuous employment by the Company through October 14, 2023 and October 14, 2024, respectively. As these conditions will not be met, the retention payments will not be made in 2028 and 2029. Mr. Cofer also did not receive any salary continuation, post-employment consulting payment, health and employee benefits or equity vesting upon his resignation.

(2)
The value of PSUs, restricted stock and options issued for which vesting would be extended in connection with a termination is calculated based on the closing price on September 29, 2023, the last trading day in fiscal 2023 of $40.09 for Class A Common Stock.

(3)
Pursuant to Mr. Cofer’s employment agreement, if the Company had terminated him without cause, he would have continued to receive his base salary for 12 months and would have been entitled to continued vesting of previously granted stock options and restricted stock and performance units, subject to the execution of a general release of claims.

(4)
Pursuant to Mr. Hanson’s employment agreement, if the Company terminates Mr. Hanson without cause, he will continue to receive his base salary and health insurance benefits for nine months and will be entitled to continued vesting of previously granted stock options and restricted stock, subject to the execution of a general release of claims. The Company is required to provide Mr. Hanson with 30 days’ notice before a termination without cause. At its option, the Company may pay Mr. Hanson 30 days’ additional salary and benefits, or approximately $44,083 in lieu of giving 30 days’ notice.

(5)	Pursuant to Ms. McCarthy’s employment agreement, if the Company terminates Ms. McCarthy without cause, she will continue to receive her base salary and health insurance benefits for six months.
(6)
Pursuant to Mr. Walker’s employment agreement, if the Company terminates Mr. Walker without cause, he will continue to receive his base salary for nine months, subject to the execution of a general release of claims.

Timothy P. Cofer
Mr. Cofer was a party to a Post-Employment Consulting Agreement pursuant to which he had committed to making himself available to the Company for consulting services for 20 hours per month for 48 months after termination of employment with the Company. Mr. Cofer would have received approximately $8,730 per month (subject to changes in his base salary) for such consulting services. As noted above, following his resignation, the Company and Mr. Cofer mutually agreed to waive the Post-Employment Consulting Agreement.
John Hanson
Mr. Hanson is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to making himself available to the Company for consulting services for 10 hours per month for the two years after termination of employment with the Company (or until December 31, 2024, whichever is later). Mr. Hanson will receive approximately $4,408 per month for such consulting services. This agreement contains confidentiality and non-competition provisions.
John D. Walker
Mr. Walker is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to making himself available to the Company for consulting services for 10 hours per month for the two years after termination of employment with the Company. Mr. Walker will receive $2,500 per month for such consulting services. This agreement contains confidentiality and non-competition provisions.
CEO Pay Ratio
The annual total compensation of Mr. Cofer, our former Chief Executive Officer, was $6,615,838 in fiscal 2023, as reflected in the Summary Compensation Table. Based on reasonable estimates, the median annual total compensation of all employees of the Company and its subsidiaries, excluding its Chief Executive Officer, was $54,600 for fiscal 2023. Accordingly, for fiscal 2023, the ratio of the annual total compensation of the Company’s Chief Executive Officer to the median of the annual total compensation of all our other employees (the “Pay Ratio”) was 121 to 1. Mr. Cofer’s annual total compensation does not include any annual bonus earned for fiscal 2023 since he forfeited any right to a bonus payment upon his resignation.
To identify the median employee and the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that the Company used were as follows:
•	The Company selected September 30, 2023, which is within the last three months of fiscal 2023, to identify its employee population.
•
As permitted by SEC rules, in identifying our employee population, the Company also excluded a total of 168 employees located in the following international jurisdictions representing in the aggregate less than 2.5 % of its employee population as a whole: Canada (41 employees); Mexico (72 employees); and the United Kingdom (55 employees).

•
The employee population, prior to taking into consideration these exclusions, consisted of approximately 6,697 individuals. The employee population, after taking into consideration these exclusions, consisted of approximately 6,529 individuals.

•	To identify the median employee from its employee population, the Company selected total taxable cash compensation as the measure of compensation.
•	The Company then determined its median employee and calculated the annual total compensation of this employee for fiscal 2023 based on the Summary Compensation Table rules.

Pay Versus Performance
This section provides disclosure about the relationship between executive compensation actually paid to our principal executive officer (PEO) and non-PEO NEOs and certain financial performance measures of the Company for the fiscal years listed below. This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act (the “Pay Versus Performance Rules”) and does not necessarily reflect how the Compensation Committee evaluates compensation decisions.

					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for PEO (b)(1)	Compensation Actually Paid to PEO (c)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs (d)(1)	Average Compensation Actually Paid to Non- PEO NEOs (e)(2)(4)	Total Shareholder Return (f)	Peer Group Total Shareholder Return (g)(5)	Net Income (in thousands) (h)	EBIT (in thousands) (i)(6)
2023	$6,615,838	$8,411,170	$822,506	$1,316,447	$149.17	$127.19	$125,643	$210,646
2022	$7,206,424	$4,579,964	$912,291	$174,140	$127.21	$114.80	$152,152	$260,036
2021	$5,026,006	$6,736,432	$1,012,168	$1,853,314	$157.72	$119.69	$151,746	$254,496

(1)	The following table lists the PEO and non-PEO NEOs for each of fiscal years 2023, 2022, and 2021.

Year	PEO	Non-PEO NEOs
2023	Timothy P. Cofer	Nicholas Lahanas, John D. Walker, Joyce M. McCarthy and John Hanson
2022	Timothy P. Cofer	Nicholas Lahanas, William E. Brown, John D. Walker and John Hanson
2021	Timothy P. Cofer	Nicholas Lahanas, William E. Brown, John D. Walker and John Hanson
(2)
The dollar amounts reported represent the amount of “compensation actually paid,” as calculated in accordance with the Pay Versus Performance Rules. These dollar amounts do not reflect the actual amounts of compensation earned by or paid to our NEOs during the applicable year. For purposes of calculating “compensation actually paid,” the fair value of equity awards is calculated in accordance with ASC Topic 718 using the same assumption methodologies used to calculate the grant date fair value of awards for purposes of the Summary Compensation Table (please refer to Notes 2 and 3 in “Executive Compensation – Compensation of Executive Officers – Summary Compensation Table” for additional information).

(3)
The following table shows the amounts deducted from and added to the Summary Compensation Table total to calculate “compensation actually paid” to Mr. Cofer in accordance with the Pay Versus Performance Rules:

		Pension Plan Adjustments		Equity Award Adjustments
Year	Summary Compensation Table Total for PEO	Change in Pension Value	Pension Service Cost	Reported Value of Equity Awards	Year End Fair Value of Equity Awards Granted in the Year and Unvested at Year End	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Compensation Actually Paid to PEO
2023	$6,615,838	[N/A]	[N/A]	$2,914,777	$3,458,887	$868,248	$0	$382,974	$0	$0	$8,411,170
2022	$7,206,424	[N/A]	[N/A]	$3,199,970	$2,335,414	($1,759,567)	$0	($2,337)	$0	$0	$4,579,964
2021	$5,026,006	[N/A]	[N/A]	$2,256,978	$2,359,847	$1,068,296	$0	$539,261	$0	$0	$6,736,432
(4)
The following table shows the amounts deducted from and added to the average Summary Compensation Table total compensation to calculate the average “compensation actually paid” to our non-PEO NEOs in accordance with the Pay Versus Performance Rules.

		Pension Plan Adjustments		Equity Award Adjustments
Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Change in Pension Value	Average Pension Service Cost	Average Reported Value of Equity Awards	Average Year End Fair Value of Equity Awards Granted in the Year and Unvested at Year End	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Average Compensation Actually Paid to Non-PEO NEOs
2023	$822,506	[N/A]	[N/A]	$237,498	$333,467	$277,719	$0	$120,253	$0	$0	$1,316,447
2022	$912,291	[N/A]	[N/A]	$299,994	$301,053	($713,970)	$0	($25,240)	$0	$0	$174,140
2021	$1,012,168	[N/A]	[N/A]	$231,594	$243,849	$708,939	$0	$119,952	$0	$0	$1,853,314
(5)
In accordance with the Pay Versus Performance Rules, the Company and the Company’s peer group total shareholder return (the “Peer Group TSR”) is determined based on the value of an initial fixed investment of $100 on 9/28/2019, through the end of the listed fiscal year. The Peer Group TSR set forth in this table was determined using Dow Jones U.S. Non-durable Household Products Index, which we also use in preparing the stock performance graph required by Item 201(e) of Regulation S-K for our Annual Report for the fiscal year ended 9/30/2023.

(6)
We have determined that EBIT, which the Company defines for compensation purposes as earnings before interest, tax and other income (expense), is the financial performance measure that, in the Company’s assessment, represents the most important financial performance measure used to link “compensation actually paid” to our NEOs, for fiscal 2023, to company performance (the “Company Selected Measure” as defined in the Pay Versus Performance Rules).

Tabular Disclosure of Most Important Performance Measures
In accordance with the Pay Versus Performance Rules, the following table lists the six measures that, in the Company’s assessment, represent the most important financial performance measures used to link “compensation actually paid” to the Company’s NEOs, for fiscal 2023, to Company performance, as further described in our Compensation Discussion and Analysis within the sections titled “Executive Compensation – Compensation Discussion and Analysis – Allocation and Amount” (see page 19) and “Executive Compensation – Compensation Discussion and Analysis – Equity Awards – Performance Share Units” (see page 22).
Most Important Performance Measures
Earnings Before Interest, Tax and Other Income (Expense), or EBIT
Net Sales
Non-GAAP Gross Margin
Organic EBIT CAGR
Organic Net Sales CAGR
Relative Total Shareholder Return

Relationship Between “Compensation Actually Paid” and Performance Measures
In accordance with the Pay Versus Performance Rules, the charts below illustrate how “compensation actually paid” to the NEOs aligns with the Company’s financial performance as measured by TSR, net income, and EBIT, as well as a comparison of TSR and Peer Group TSR.
Compensation Actually Paid, TSR, Net Income, and EBIT

CAP vs. TSR vs. EBIT
$254.50M
$260.04M
$210.65M
$157.72
$152.15M
$149.17
$127.21
$151.75M
$127.19
$125.64M
$119.69
$114.80
$8,411,169.52
$6,736,432.22
$4,579,963.27
$1,853,314.34
$174,140.31
$1,316,446.90
2021
2022
2023
Compensation Actually Paid (PEO)
Avg. Compensation Actually Paid (Non-PEO NEO)
Company TSR
Peer Group TSR
Net Income (millions)
EBIT (millions)

Compensation Actually Paid and TSR

Compensation Actually Paid and Net Income

Compensation Actually Paid and EBIT

Company TSR vs. Peer Group TSR

Review, Approval or Ratification of Transactions with Related Persons
The Company’s Board of Directors has adopted a written related person transactions policy. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of any transaction in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any executive officer, director or greater than 5% beneficial owner of the Company’s Common Stock (or an immediate family member of any of the foregoing) has or will have a direct or indirect interest. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a director is a related party of an interested transaction he or she does not participate in any discussion or approval of that interested transaction, except that the director is required to provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to confirm that the related party is in compliance with the Committee’s guidelines and that the interested transaction remains appropriate.
Transactions with the Company
Diamond Fork
In 2014, the Company acquired 50% ownership interests in two joint ventures (“CSA”), which have exclusive rights to a patented antimicrobial molecule for animal and EPA product uses. Diamond Fork Enterprises, LLC (“Diamond Fork”) licenses the rights from Brigham Young University (“BYU”) and sublicenses the rights to CSA. In 2019, Mr. Brown, the Company’s Chairman, acquired 80% of the equity interest of Diamond Fork. Diamond Fork is obligated to pay BYU minimum annual royalties and to reimburse BYU for IP maintenance expenses. Under the sublicense agreement, CSA agreed to reimburse Diamond Fork for the royalties and expenses to the extent they relate to animal rights or EPA rights. During fiscal 2023, CSA reimbursed Diamond Fork in the amount of $255,350 for such royalties and expenses.
Brooks M. Pennington
Under an Employment and Non-Compete Agreement dated February 27, 1998, and subsequently modified and extended, Mr. Pennington served as Director of Special Projects for the Company through March 31, 2023. In this position, Mr. Pennington received an annual base salary of $52,000. A division of Pennington Seed, a subsidiary of the Company, purchased approximately $1,626,746 of feed products from Wildlife Foods, LLC, a company owned by Mr. Pennington’s son-in-law (which manufactures corn-based bird feed ingredients) during the fiscal year ended September 30, 2023.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS
The following table indicates, as to each director and nominee, each named executive officer and each holder known to the Company to be the beneficial owner of more than 5% of any voting class of the Company’s common stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 15, 2023.
Beneficial Owner(1)	Number of Class B Shares	Number of Common Shares	Number of Class A Common Shares	Percent(2)	Percent of Total Voting Power(3)
Named Executive Officers:
Timothy P. Cofer	—	—	75,876(4)	*	*
Nicholas Lahanas	—	—	139,512(5)	*	*
John Hanson	—	—	46,951(6)	*	*
Joyce M. McCarthy	—	—	7,265	*	*
John D. Walker	—	—	135,500(7)	*	*
Directors and Nominees:
William E. Brown	1,600,459	1,386,792(8)	1,327,912(9)	8.0%	55.3%
Courtnee Chun	—	—	13,925(10)	*	*
Lisa Coleman	—	—	9,529(11)	*	*
Brendan P. Dougher	—	—	16,143(12)	*	*
Michael J. Griffith	—	—	26,905(13)	*	*
Christopher T. Metz	—	—	29,565(14)	*	*
Daniel P. Myers	—	—	16,300(15)	*	*
Brooks M. Pennington III(16)	—	149,692(17)	75,378(18)	*	*
John R. Ranelli	—	7,439(19)	22,087(20)	*	*
Mary Beth Springer	—	—	31,196(21)	*	*
All directors and executive officers as a group (15 persons)	1,600,459	1,543,923	1,974,044	9.2%	56.0%
Five Percent Shareholders:
BlackRock, Inc.(22)	—	1,692,374	7,505,243	17.1%	7.8%
The Vanguard Group(23)	—	1,494,797	4,412,071	11.0%	6.9%
Dimensional Fund Advisors LP(24)	—	762,460	2,717,308	6.5%	3.5%
Victory Capital Management Inc.(25)	—	—	2,238,044	4.2%	—
Morgan Stanley(26)	—	653,886	364,640	1.9%	3.0%
Allspring Global Investments Holdings, LLC(27)	—	968,170	—	1.8%	4.5%
(*)	Less than 1%.
(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597.
(2)
Represents the number of shares of Class B Stock, Common Stock and Class A Common Stock beneficially owned by each shareholder as a percentage of the total number of shares of Class B Stock, Common Stock and Class A Common Stock outstanding. As of December 15, 2023, there were 1,602,374 shares of Class B Stock, 11,077,612 shares of Common Stock and 41,047,531 shares of Class A Common Stock outstanding.

(3)
Represents the percentage of the voting power of each shareholder after giving effect to the disparate voting rights among the Class B Stock, Common Stock and Class A Common Stock. The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of 10 votes per share or 49% of the total votes cast. Shares of Class A Common Stock generally have no voting rights unless otherwise required by Delaware law.

(4)	Includes 75,876 shares held in the Timothy P. Cofer Living Trust. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.
(5)
Includes 29,987 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2023. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(6)
Includes 12,443 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2023. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(7)
Includes 68,061 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2023. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(8)	Includes 1,138,121 shares of Common Stock subject to a pledge.
(9)
Includes 86,980 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2023. Includes 389,584 shares of Class A Common Stock subject to a pledge. Includes 329,087 shares of Class A Common Stock held by various irrevocable family trusts. Mr. Brown and his spouse are co-trustees of the trusts, and the beneficiaries are immediate family members of Mr. Brown. Mr. Brown disclaims beneficial ownership of the shares held by the trusts.

(10)	Includes 7,724 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2023.
(11)	Includes 4,320 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2023.
(12)	Includes 9,740 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2023.
(13)	Includes 19,523 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2023.
(14)	Includes 21,941 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2023.
(15)
Includes 7,724 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2023 and 5,636 shares of Class A Common Stock held by the Karen W. Myers Revocable Trust, as to which Mr. Myers disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

(16)	The address of Mr. Pennington is 169 South Main Street; P.O. Box 231; Madison, GA 30650.
(17)
Includes 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 7,604 shares held by Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(18)
Includes 18,354 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2023. Includes 35,000 shares held by BPCB Timber Company LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the Chief Executive Officer, 15,208 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 3,876 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 35,000 shares held by BPCB Timber Company LLC and the 15,208 shares held by Pennington Management Company II, LLC, except, in each case, to the extent of his pecuniary interest therein, and the 3,876 shares held by his spouse. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(19)	Includes 7,439 shares of Common Stock held in the John R. Ranelli Trust, as to which Mr. Ranelli disclaims beneficial ownership, except to the extent of his pecuniary interest therein.
(20)
Includes 21,941 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2023 and 146 shares of Class A Common Stock held in the John R. Ranelli Trust, as to which Mr. Ranelli disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

(21)	Includes 21,941 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2023.
(22)
The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s common stock filed on January 26, 2023 and a Schedule 13G/A reflecting beneficial holdings of the Company’s Class A common stock filed on January 26, 2023.

(23)
The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, Pennsylvania 19355. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s common stock filed on February 9, 2023 and a Schedule 13G/A reflecting beneficial holdings of the Company’s Class A common stock filed on February 9, 2023.

(24)
The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, Texas 78746. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s common stock filed on February 10, 2023 and a Form 13F reflecting beneficial holdings of the Company’s Class A common stock filed on November 9, 2023.

(25)
The address of Victory Capital Management Inc. is 4900 Tiedeman Rd., 4th Floor, Brooklyn, OH 44144. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s Class A common stock filed on February 2, 2023.

(26)
The address of Morgan Stanley is 1585 Broadway New York, NY 10036; the address of Atlanta Capital Management Company, LLC is 1075 Peachtree Street, Suite 2100, Atlanta, GA 30309. The foregoing information is solely from a joint Schedule 13G/A reflecting shared beneficial holdings of the Company’s common stock by both shareholders filed on February 8, 2023 and a Schedule 13F reflecting beneficial holdings of the Company's Class A common stock filed on November 15, 2023.

(27)
The address of Allspring Global Investments Holdings, LLC, Allspring Global Investments, LLC and Allspring Funds Management, LLC is 525 Market St., 10th Fl., San Francisco, CA 94105. The foregoing information is solely from a joint Schedule 13G/A reflecting shared beneficial holdings of the Company’s common stock by the three shareholders filed on January 12, 2023.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.
Based solely on its review of forms filed with the SEC, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from September 25, 2022 to September 30, 2023 all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied, except that Mr. Brown filed a late Form 4 in December 2023 to report gifts made on October 25, 2022 and December 27, 2022.
CODE OF ETHICS
The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, is available at the Company’s website at ir.central.com/investors/governance/governance-documents.
OTHER MATTERS
The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the Annual Meeting. If other matters properly come before the Annual Meeting, those who act as proxies will vote in accordance with their judgment.
SHAREHOLDER PROPOSALS
If any shareholder intends to present a proposal for action at the Company’s annual meeting in February 2025 and wishes to have such proposal set forth in management’s proxy statement, such shareholder must forward the proposal to the Company so that it is received on or before August 30, 2024. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, Attention: Corporate Secretary.
If a shareholder intends to submit a proposal at the Company’s annual meeting in February 2025, which is not intended to be included in the Company’s proxy statement and form of proxy relating to that annual meeting, the shareholder should give appropriate notice no later than November 13, 2024. If the shareholder fails to submit the proposal by such date, the shareholder may still submit a proposal at the meeting but the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in February 2025.
MANNER AND COST OF SOLICITATION
The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Shareholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to shareholders, will be paid by the Company.
Dated: December 28, 2023
By Order of the Board of Directors

Joyce M. McCarthy, Secretary

CENTRAL GARDEN & PET

CENTRAL GARDEN & PET COMPANY
1340 TREAT BOULEVARD, SUITE 600
WALNUT CREEK, CA 94597

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 12, 2024 for shares held directly and by 11:59 p.m. Eastern Time on February 8, 2024 for shares held in a Plan. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CENT2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 12, 2024 for shares held directly and by 11:59 p.m. Eastern Time on February 8, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V27229-P98863 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTRAL GARDEN & PET COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William E. Brown
02) Courtnee Chun
03) Lisa Coleman
04) Brendan P. Dougher
05) Michael J. Griffith
06) Christopher T. Metz
07) Brooks M. Pennington III
08) John R. Ranelli
09) M. Beth Springer

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, 2023 Annual Report and Shareholder Letter are available at www.proxyvote.com.

V27230-P98863

CENTRAL GARDEN & PET COMPANY
Annual Meeting of Shareholders
February 13, 2024 10:30 a.m. Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints William E. Brown and M. Beth Springer, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of Central Garden & Pet Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2024 Annual Meeting of Shareholders to be held virtually over the Internet on February 13, 2024 at 10:30 a.m. Pacific Time or at any adjournment or postponement thereof, with all the powers which the undersigned would possess if participating in the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.

Continued and to be signed on reverse side